Item 77I(a)ii

Quaker Investment Trust ("Registrant")
Form N-SAR for the Six Months Ended June 30, 2009

Sub-Item 77I(a)ii:  Terms of new or amended securities

Effective September 10, 2008, the Quaker Biotech Pharma-Healthcare Fund’s shares will be closed to new investors. After September 10, 2008, shares of the Fund will only be available for dividend reinvestment.